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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of U.S. Bancorp on Form S-4 of our report dated January 29, 1999, appearing in the Annual Report on Form 10-K of Bank of Commerce for the year ended December 31, 1998 and to the reference to us under the headings "Experts" and "Selected Financial Data" in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP



San Diego, California
March 31, 1999